UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2011
INDIANA COMMUNITY BANCORP
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-18847	35-1807839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Washington Street, Columbus, Indiana		47201
(Address of Principal Executive Offices)		(Zip Code)

(812) 522-1592
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06  Material Impairments.

On October 5, 2011, the Registrant announced that its earnings for the third quarter will be negatively impacted due to a $14.1 million provision for loan losses.  The provision for loan losses resulted from charge offs during the third quarter which totaled $13.3 million.  The charge offs related primarily to nine commercial customers with total balances prior to the charge offs of approximately $32.7 million and which accounted for $11.9 million of the charge offs in the third quarter.  Among those nine relationships, the Registrant experienced deterioration related to three large investment real estate customers during the third quarter.  These three customers accounted for $18.5 million of the loan balances and $8.1 million of the charge offs for the quarter.  The Registrant recorded an additional charge off related to one investment real estate customer totaling $1.3 million on balances of $5.6 million based on recently negotiated sales.  In addition, the Registrant charged off previously recognized specific reserves totaling $2.5 million related to five commercial customers with balances totaling $8.6 million.  Substantially all charge offs for the quarter related to loans in the Indianapolis area.

The $14.1 million provision for loan losses will result in an after-tax earnings charge of approximately $8.2 million, or $2.43 per share. As a result of the increased provision for loan losses, the Registrant will report a net loss for the third quarter of approximately $5.8 million, or $1.80 loss per share.  At September 30, 2011, the Registrant and its subsidiary Indiana Bank & Trust Company (the “Bank”) are materially above the guidelines to be deemed well capitalized as defined by federal bank regulation.  The Registrant expects to release third quarter earnings on October 25, 2011.

 The following table summarizes capital ratios and book value per common share.

	Sep 30, 2011*	Jun 30, 2011
Indiana Community Bancorp
Tier 1 leverage capital	9.79%	10.00%
Total risk-based capital	13.32%	13.75%
Tangible common equity (to tangible assets)	6.79%	6.88%
Tangible book value per common share	$19.13	$20.91

Indiana Bank & Trust Company
Tier 1 leverage capital	9.57%	9.75%
Total risk-based capital	13.06%	13.46%
*Although earnings will not be released until October 25, 2011, the Registrant anticipates these ratios will exist at September 30, 2011.

The Registrant’s classified assets decreased by approximately 13% or $8.8 million to $58.7 million at September 30, 2011 compared to $67.5 million at June 30, 2011.  In addition, as a result of various pending transactions (as more fully explained later in this 8-K), it is anticipated that the Registrant’s classified assets are expected to decrease by approximately 28% or $16.6 million to $42.1 million over the next two quarters.  As a result of the divestiture strategy and corresponding charge offs during the third quarter, the Registrant expects a significant improvement in future levels of nonperfomring assets, charge off levels, provision for loan losses as well as the percentage of allowance for loan losses to nonperforming loans.

The following table summarizes the trend in nonperforming assets over the last five quarters.

	Sep 30, 2011*	Jun 30, 2011	Mar 31, 2011	Dec 31, 2010	Sep 30, 2010
Nonperforming Assets
Nonaccrual Loans	$33,834	$25,431	$16,724	$20,278	$18,752
Loans past due 90 days or more	87	87	87	92	141
Restructured	5,900	10,850	9,695	9,684	8,751
Total Nonperforming Loans	39,821	36,368	26,506	30,054	27,644
Real Estate Owned, net	7,567	4,972	4,924	4,379	11,106
Other Repossessions, net	0	19	0	10	12
Total Nonperforming Assets	$47,388	$41,359	$31,430	$34,443	$38,762

Nonperforming Assets/Total Assets	4.91%	3.98%	2.99%	3.30%	3.61%
Nonperforming Loans/Total Loans	5.62%	4.95%	3.56%	4.02%	3.67%
Allowance for Loan Losses/Nonperforming Loans	37.07%	38.56%	55.00%	48.60%	53.19%

Allowance for Loan Losses	$14,760	$14,023	$14,578	$14,606	$14,704
Allowance for Loan Losses/Loans	2.08%	1.91%	1.96%	1.95%	1.95%
*Although earnings will not be released until October 25, 2011, the Registrant anticipates these amounts and percentages will exist at September 30, 2011.

The Registrant’s nonperforming assets totaled $47.4 million at September 30, 2011 compared to $41.4 million at June 30, 2011.  During the third quarter, the Registrant had eight commercial customers with balances totaling $27.2 million migrate to nonperforming status which accounted for the majority of the increase in nonperforming assets.  This increase in nonperforming assets was partially offset by the transfer of $4.5 million from troubled debt restructuring to performing status along with the charge offs noted above.  The ratio of nonperforming assets to total assets was 4.91% at September 30, 2011 compared to 3.98% at June 30, 2011.  The increase in the nonperforming asset ratio was partially due to the decrease in total assets during the third quarter.  The Registrant announced a balance sheet restructuring strategy on September 1, 2011 in which the Bank paid off $55 million of Federal Home Loan Bank advances through the liquidation of securities.

The Registrant’s allowance for loan losses increased $737,000 to $14.8 million at September 30, 2011.  The ratio of allowance for loan losses to nonperforming loans was relatively unchanged at 37.1% at September 30, 2011 compared to 38.6% at June 30, 2011.  The ratio of the allowance for loan losses to total loans increased to 2.08% at September 30, 2011 from 1.91% at June 30, 2011.  While the allowance for loan losses increased by $737,000, the specific reserves on individual loans decreased by $2.7 million as substantially all specific reserves ar June 30, 2011 were charged off during the third quarter.

The Registrant experienced a migration of commercial loans (primarily commercial mortgage loans) into nonperforming status during the second and third quarter of 2011.  Many of the Registrant’s investment real estate customers have investor groups that provided an equity investment in the projects.  Historically, these investor groups continued to provide cash to protect the original equity investment.  The investor groups have been a source of cash for investment real estate customers to carry projects through the challenging economic times.  However, in response to current market conditions, the investor groups have generally been reluctant to continue to provide cash for existing investment properties and are generally unwilling to invest in projects that would be new to the investor group.

 In response to the changing market characteristics combined with information that became available in the third quarter, management factored these items into its regular analysis of the allowance for loan losses.  Management’s standard process includes quarterly reviews of all commercial and commercial mortgage loans (including pass grade loans) with aggregate exposure in excess of $5 million, commercial and commercial mortgage loans on the watch list and commercial mortgage loans with interest only payments.  Reserves are established and charge-offs taken based upon the best information available which may include estimated cash flow data, recent appraisal information or other market data coupled with the consideration of all relevant information that has become available during the period.  Management has conducted its regular analysis of the allowance for loans losses, factoring in all of the relevant information that became available and included a review of the portfolio of performing and pass grade commercial and commercial mortgage loans in an effort to identify individual credits within  certain market sectors that may be susceptible to additional risk of migration to problem loan status.  This review combined with management’s revised strategy to divest of these problem loans as further discussed in the following paragraph resulted in the need for increased reserves and/or charge-offs.

The strategy of the Registrant related to classified and nonperforming commercial loans is to divest of the loans and the underlying assets in an orderly process.  In doing so, the Registrant is striving to provide more clarity related to the risk profile of the commercial and commercial mortgage loan portfolio and the impact of the risk profile on the Registrant’s earnings and capital.  Until the most recent quarter, management found it challenging to execute the divestiture strategy due to delays in the foreclosure process and the lack of buyers of the underlying assets.  The Registrant has determined that based on current market conditions, the best course of action is to aggressively pursue divestiture of the underlying assets given that management does not foresee a near term recovery in the value of the underlying assets and in consideration of the significant ongoing costs associated with carrying and servicing nonperforming/classified assets.  As a result of management’s divestiture strategy, the Registrant is charging the carrying value of the loans down to levels consistent with recently negotiated letters of intent or purchase agreements.  For loans and underlying assets as to which the Registrant does not have current negotiations underway, management has determined the carrying value in most cases based on current appraisals.  Management normally applies a 10% discount to current appraised values to determine the carrying value of the underlying assets.  However, the discount percentage used for certain assets was greater than management’s normal discount percentage of 10% if the underlying assets are similar to the underlying assets involved in current negotiations and where management intends to pursue a divestiture strategy in the near term.

The Registrant has noted an increase in the number of interested buyers for commercial and residential land development as well as commercial investment real estate in the Indianapolis market during the third quarter.  As buyers have emerged in the market, management has aggressively pursued opportunities to execute its divestiture strategy and has been successful in negotiating several letters of intent and purchase agreements.  Although there can be no guarantee that any of the transactions negotiated by management will close as agreed, management currently has agreements that would result in pay downs on nonperforming assets totaling $8.9 million.  Management is also currently negotiating an A/B note structure for three commercial customers.  Completion of these revised structures would result in a decrease in nonperforming assets of $4.2 million as the A notes would be moved to performing status (balances representing the B note for these relationships were included in the charge offs for the third quarter).  In addition, based on current payment and financial performance, management expects a loan for $2.6 million to be moved from troubled debt restructuring to performing status.  These activities, if completed, would reduce nonperforming assets by $15.7 million or approximately 33% from September 30, 2011 levels.  In addition, management is anticipating an additional pay down of $900,000 related to a classified asset not included in the total above.  All of the foregoing transactions, if completed as anticipated, would reduce classified assets by $16.6 million or approximately 28% from September 30, 2011 levels.  Management anticipates that the transactions described above, if completed, will close during the fourth quarter of 2011 or first quarter of 2012, although there can be no guarantee that this will occur in those time frames or that those transactions will close pursuant to the negotiated terms.

The Registrant continues to reduce the total balances of commercial mortgage loans secured by commercial and residential land.  Loans secured by commercial and residential land have decreased by $23.7 million or 28% to $61.6 million at September 30, 2011 from $85.3 million at December 31, 2010.  Of the total loans and other real estate owned secured by commercial and residential land, $25.8 million are included in the nonperforming asset totals above.  At September 30, 2011, loans secured by commercial and residential land accounted for only 8.7% of the Registrant’s total loan portfolio while accounting for 54% of the nonperforming asset totals.  Commercial and residential land accounted for $10.2 million of the charge offs in the third quarter.   Remaining nonperforming asset balances were $21.6 million representing 2.4% of the Registrant’s total assets excluding loans and other real estate owned secured by commercial and residential land.

The Registrant expects a significant reduction in nonperforming loans, other real estate owned and charge off levels in future periods due to the divestiture strategy and corresponding charge offs recorded in the third quarter.  Management anticipates that the provision for loan losses in future quarters will approximate net charge offs for each future quarter, although changes in market conditions could adversely affect those projected results.

Forward-Looking Statement
This Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events.  Actual results could materially differ from those presented.  The Registrant undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Registrant’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Registrant’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.  Moreover, changes in economic and market conditions and in the financial condition of prospective buyers of its nonperforming assets could adversely affect any forward-looking statements made in this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: October 5, 2011	INDIANA COMMUNITY BANCORP

	By:	/s/Mark T Gorski
Mark T. Gorski, Executive Vice President and Chief Financial Officer